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                                                                     Exhibit 8.1







                                                                January 23, 2004



Corporate Asset Backed Corporation,
      445 Broad Hollow Road, Suite 239,
           Melville, New York 11747.

Ladies and Gentlemen:

                  We have acted as your counsel in connection with the registration under the Securities Act of 1933 (the "Act") of $2,950,000,000 aggregate principal amount of Certificates and Notes. It is our opinion that the discussion under "United States Federal Income Tax Consequences" in the prospectus with respect to the Certificates and the discussion under "United States Federal Income Tax Consequences" in the prospectus with respect to the Notes and Certificates (together, the "Prospectuses"), included in the related Registration Statement on Form S-3 (File No. 333-111572) that you filed with the Securities and Exchange Commission on December 24, 2003 (the "Registration Statement"), is a fair and accurate summary of the matters therein discussed.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "United States Federal Income Tax Consequences" in the Prospectuses. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                     Very truly yours,

                                                     /s/ Sullivan & Cromwell LLP